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                                                               EXHIBIT 99-B.8.83

                          FUND PARTICIPATION AGREEMENT
                                     BETWEEN
                                 FUND AND ALIAC

     Aetna Life Insurance and Annuity Company (the "Company"), T. Rowe Price Investment Services, Inc. (the "Distributor") and T. Rowe Price Services, Inc. ("Transfer Agent") (collectively "T. Rowe Price") hereby agree to an arrangement whereby the T. Rowe Price Funds-Advisor Class shares ("Funds") shall be made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company.

1.   ESTABLISHMENT OF ACCOUNTS; AVAILABILITY OF FUND.

     The Company represents that it has established Variable Annuity Accounts B, C D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2.   PRICING INFORMATION; ORDERS; SETTLEMENT.

     (a) The Fund will make Fund shares available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media, provided, however, that the Board of Directors of the Fund (hereinafter the "Directors") may upon reasonable notice to the Company, refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors or its designee, acting in good faith and in the best interests of the shareholders of any Fund and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

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     (b)  Transfer Agent will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day"), and shall use its best efforts to provide such information by 6:30 p.m. Eastern Standard time on such Business Day and shall provide such information in no event later than 8:00 p.m. Eastern Standard Time absent extraordinary circumstances. The Company will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 7:30 a.m. Eastern Standard Time the following business day. Payment for net purchases will be wired by the Company to an account designated by the Fund by 4 p.m. Eastern Standard Time to coincide with the order for shares of the Fund. If payment is not received by the Fund by the close of business on TD+1, the Fund shall have the right to cancel the purchase in the Fund and hold the Company responsible for any reasonable charges, costs, fees, interest, or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by transfer agent, or any similar expense incurred by the Funds, as a result of portfolio transactions effected by the Funds based upon such purchase orders for the Accounts.

     (c) Transfer Agent hereby appoints the Company as its agent for the purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of the Company) by the Company, acting as agent for the Fund, prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 7:30 a.m. Eastern Standard Time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 7:30 a.m. Eastern Standard Time within two days following the day of receipt of such order.

     (d) Payments for net redemptions of shares of the Fund will be wired by Transfer Agent to an account designated by the Company on the same Business Day the Company places an order to redeem Fund Shares. Payments for net purchases of the Fund will be wired by the Company to an account designated by the Fund by 4 p.m. Eastern Standard Time on the same Business Day the Company places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire.

     (e) In lieu of applicable provisions set forth in paragraphs 2(a) through 2(d) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by Exhibit 1 to this Agreement.

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     (f)  T. Rowe Price shall indemnify and hold the Company harmless, from the effective date of this Agreement, against any amount the Company is required to pay to Contract owners or participants due to: (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by the Company, with supporting data, to Distributor, pursuant to Schedule D.

     (g) The Company agrees to purchase and redeem the shares of the Funds named in Schedule B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

     (h) In the event that active traders or market timers become a problem for the Funds in the Company's contracts, the parities will negotiate in good faith to develop a solution. Possible solutions include, but are not limited to, limiting the size of purchase orders placed by such contract owners or participants or prohibiting the same from investing in some or all of the Funds.

3.   DISTRIBUTION AND OTHER CLIENT RELATED SERVICES

     In consideration of the Distributor paying Company fee pursuant to the Distributor's 12b-1 plan, the Company agrees to provide, and incur all expenses incident to providing, services which include any activities primarily intended to result in the sale of shares of one or more Funds including but not limited to:

     (a) distribution of prospectuses, SAI and shareholder reports for the Funds for other than existing shareholders of such Funds;

     (b) the preparation and distribution of sales literature and advertising materials for the Funds;

     (c) provision to each Contract owner or participant of access to one or more of Company's representatives who will provide personal service and attention with respect to the foregoing; and

     (d) provision of information to Contract owners or participants regarding the Funds supplied to the Company by Distributor or its affiliates;

     (e)  telephonic support to respond to questions about the Funds; and

     (f)  other distribution services as mutually agreed upon by both parties.

4.   ADMINISTRATIVE SERVICES

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     In consideration of the Transfer Agent on behalf of the Funds paying
     Company for performing various recordkeeping and administrative services ("Administrative Services"), pursuant to the Administrative Fee Program instituted by the Funds, the Company agrees to provide, and incur all expenses incident to providing, administrative services with respect to investment in the Funds by its Contract owners or participants. The parties to this Agreement recognize and agree that each Fund's payment for Administrative Services does not constitute payment in any manner for investment advisory services or for costs of distribution of the Fund's shares. It is anticipated that such services will include but shall not be limited to:

     (a) Mailing of Fund prospectuses, reports, notices, proxies and proxy statements and other informational materials to existing Contract owners or participants;

     (b) Transmission of net purchase and redemption orders to T. Rowe Price Services, Inc.;

     (c) Recordkeeping of separate records for each Contract owner or participant reflecting shares purchased and redeemed and share balances;

     (d) Mailing of Contract owners or participants confirmations and periodic statements;

     (e) Telephonic support to respond to questions regarding services described in a. through d. above;

     (f) Provision of other Administrative Services as shall be mutually agreed upon from time to time by the parties; and

     (g) The Company agrees to promptly notify Distributor if it ceases to perform any of the Administrative Services described in this Paragraph 4.

5.   FEES.

     (a) In consideration of services provided by the Company under this Agreement, the Transfer Agent on behalf of the Funds or Distributor shall pay fees to the Company as set forth in Schedule B. The Company is not entitled to fee from any Fund in which Company has less than $1 million invested.

     (b) In consideration of the Administrative Services fees, the fees are the responsibility of the applicable Fund, not T. Rowe Price or any of its affiliates and the obligations of each Fund is several and not joint; no Fund is responsible for the fee of any other Fund. The number of underlying participant accounts in each omnibus account must equal or exceed 50.

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6.   EXPENSES.

     (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by T. Rowe Price under this Agreement shall be paid byT. Rowe Price or the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Fund and Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or Distributor, except as provided herein and in Schedule B attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

     (b) T. Rowe Price shall provide to the Company, at the location designated by the Company, periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners or participants. In addition, upon request, the Fund or the Distributor shall provide the Company with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement.

     (c) The Fund or Distributor shall provide the company with a sufficient quantity of its proxy material that is required to be sent to Contract owners or participants. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Fund or Distributor.

7.   REPRESENTATIONS.

     (a) The Company represents and warrants that it is an insurance company duly organized, existing in good standing under the laws of the State of Connecticut.

     (b) The Company represents and warrants that its acceptance of the fees is in compliance with all applicable rules and regulations, including the Employee Retirement Income Security Act ("ERISA").

     (c) The Company agrees that it and its agents shall not, without the written consent of the Fund or the Distributor, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Distributor.

8.   TERMINATION.

     This agreement shall terminate as to the sale and issuance of new
     Contracts:

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     (a)  at the option of either the Company, the Distributor or the Fund, upon sixty days advance written notice to the other parties;

     (b) at the option of the Company, upon one week advance written notice to the Distributor and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by Company;

     (c) at the option of either the Company, the Distributor or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Fund or the Distributor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

     (d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. The Company will give 60 days written notice to the Fund and the Distributor of any decision to replace the Fund's' shares;

     (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto; and

     (f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by the appropriate party should such situation occur.

9.   CONTINUATION OF AGREEMENT.

     Termination as the result of any cause listed in Section 8 shall not affect the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium, except as provided for in Section 2 a., unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

10.  ADVERTISING MATERIALS; FILED DOCUMENTS.

     (a) Advertising and sales literature with respect to the Fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to the Fund or its designee for review at least fifteen calendar days prior to use before such material is submitted to any regulatory body for review. The Fund shall advise the submitting party in writing within ten (10) Business Days of receipt of such materials of its approval or disapproval of such materials.

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     (b)  The Fund will provide additional copies of its financials as soon as available to the Company and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Distributor's request, the Company will provide to the Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

     (c) The Fund or the Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles within fifteen business days following the end of each quarter.

11.  PROXY VOTING.

     (a) The Company shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. The Company shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

     (b) The Company will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from such Contract owners and participants. If and to the extent required by law, the Company, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

12.  INDEMNIFICATION.

     (a) The Company agrees to indemnify and hold harmless the Fund and the Distributor, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its Distributor within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon; (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated

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          therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment.; (ii) any sale of shares of the Fund by Company where the Fund or its shares are not properly registered or qualified for sale in any state, any US territory or the District of Columbia after Distributor has notified Company in writing that the Fund and its shares are not qualified for sale in such jurisdiction; (iii) any material breach by Company of any representation, warranty, covenant, or agreement contained in this Agreement; and (iv) any actions of Company in connection with its performance of the services to the extent such actions constitute willful misfeasance, bad faith or negligence by Company; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or negligence by T. Rowe Price in the performance of its duties or T.
          Rowe Price's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. The Company will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment
          Distributor, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Company may otherwise have.

     (b) T.Rowe Price agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any failure of Distributor or the Fund for the Fund's shares to be properly registered or qualified for sale and available for sale to the public under any applicable federal law and regulation or the applicable laws and regulations of any state, any US territory or the District of Columbia unless Distributor has notified Company in writing that the Fund and its shares are not qualified for sale in a particular jurisdiction and Company sells shares of the Fund in such jurisdiction after such notification; and
          (iii) any material breach by Distributor of any representation, warranty, covenant, or agreement contained in this Agreement. The Distributor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee,

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          agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by the Company specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Company in the performance of its duties or the Company's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

13.  MISCELLANEOUS.

     (a) AMENDMENT AND WAIVER. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

     To the Company:

                      Aetna Life Insurance and Annuity Company
                      151 Farmington Avenue
                      Hartford, Connecticut 06156
                      Attention: Julie E. Rockmore, Counsel

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     To the Distributor:

                      T. Rowe Price
                      100 East Pratt Street
                      Baltimore, Maryland 21202

                      Attn: Randy Kiser
                      Copy to: Laura Chasney, Esquire

     Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

     (c) SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (e) SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

     (g) GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

     (h) NON EXCLUSIVITY. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

     (i) CONFIDENTIALITY. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 10th day of October, 2000.

     AETNA LIFE INSURANCE AND ANNUITY COMPANY

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     By:  /s/Laurie M. Tillinghast
         ------------------------------------
     Name:: Laurie M. Tillinghast
          -----------------------------------
     Title: Vice President
           ----------------------------------


     T. ROWE PRICE INVESTMENT SERVICES, INC.

     By:  /s/ Henry H. Hopkins
         -------------------------------------
     Name:: Henry H. Hopkins
           -----------------------------------
     Title:Vice President
           -----------------------------------


     T. ROWE PRICE SERVICES, INC.

     By:  /s/ Laura Chasney
         -------------------------------------
     Name:: Laura Chasney
           -----------------------------------
     Title:V.P.
           -----------------------------------

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                                   SCHEDULE A

(For any future separate accounts - See Section 1

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                                   SCHEDULE B

                               Fees to the Company

1.   ADMINISTRATIVE SERVICE FEES.

     Administrative Services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Distributor. The Distributor recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to the Company a servicing fee based on the annual rate of ___% (____% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments to the Company within thirty (30) days after the end of each calendar quarter. To calculate this payment, the Company's aggregate investment in the Funds (net asset value per share of each Fund multiplied by total number of shares held by the Company in each Fund) will be calculated for each calendar day during the entire quarter, and divided by the total number of calendar days during such quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company. The Funds reserve the right to decrease the payment made by any Fund with 30 days written notice to the Company.

- There is a 1 basis point reduction if T. Rowe Price mails prospectuses and reports to Clients.

- There is a 2 basis point reduction if Company utilizes NSCC Fund/Serv NETWORKING at the participant level.

- There is a 1 basis point reduction if Company utilizes NSCC's Defined Contribution Clearance & Settlement Service.

2.   12b-1 FEES.

     In accordance with the Fund's plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to the Company at an annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments to the Company within thirty (30) days after the end of each calendar quarter. To calculate this payment, the Company's aggregate investment in the Funds (net asset value per share of each Fund multiplied by total number of shares held by the Company in each Fund) will be calculated for each calendar day during the entire quarter, and divided by the total number of calendar days during such quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

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                                   SCHEDULE C

PARTICIPANT LOSSES CAUSED BY PRICING ERRORS

COMPENSATING PARTICIPANTS FOR LOSSES CAUSED BY PRICING ERROR. In the event T. Rowe Price ("PRICE") provides a materially incorrect price (as defined by guidelines set forth by the Securities and Exchange Commission)for one of the T. Rowe Price Funds ("FUNDS"), through no fault of Company, Price will adjust the Company's omnibus account with the Fund on a net basis to correct the shares in the account. If the Company adjusts the underlying participant accounts, those participant's accounts with gains shall be used to offset those participant's accounts with losses, including those participants who received underpaid redemptions ("PARTICIPANT ADJUSTMENTS"). After the Participant Adjustments, the Company will identify those participants who received distributions or made exchanges into other investment options during the time period affected by the incorrect price. The Company will then notify Price of the amount of losses suffered as a result of (1) for an overstated price, participants whose accounts had a loss that could not be offset by the overpayments (gains) made to participants who took distributions; or (2) for an understated price, participants who received underpaid distributions that could not be offset by gains in other participant accounts; or (3) for exchanges into other investment options, participants whose accounts had a loss due to the adjustment in the other investment option (caused by market fluctuation of the other investment option) and such loss cannot be offset by the gains received by participants who exchanged into other investment options where such fluctuation caused a gain. Upon receipt of appropriate documentation verifying such losses, Price shall reimburse the Company's omnibus Account with the appropriate number of additional shares. Provided however, after the Participant Adjustments, the Company must make reasonable attempts to recover the overpayments made to those participants who received distributions with a gain. Should the Company fail to collect such overpayments, the Company agrees to subrogate its claim against such participants to Price. Any net gains calculated after Participant Adjustments will be returned by the Company to Price. In the event Price fails to provide a price to the Company by 8:00 p.m. on any business day and such failure results from causes reasonably within Price's or its affiliates' control, the Company shall be reimbursed for to any losses it must pay in making the Plan's or a participant's account whole, where such losses cannot be offset by gains in other participant's accounts, in accordance with the procedures outlined above.

Compensating the Company for its expenses incurred as a result of a pricing error. Set forth below is the criteria that must be met before T. Rowe Price will reimburse the Company for expenses incurred due to pricing errors:

-  The Company must provide a full accounting of expenses;
- If the pricing error is reported to the Company before 12:00 p.m. on the business day after the incorrect price is provided, no expenses will be reimbursed;
-  A $5,000 cap on the Company's expenses will be imposed in each occurrence;
- Expenses may include payroll overtime, system fees, postage and stationery (if separate mailing is required);
- The Company must use its best efforts to mitigate all expenses which may be reimbursable; and

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-  Expenses and payroll overtime shall not include any time spent programming computers or otherwise customizing the Company's systems to correct the error.

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                                    EXHIBIT 1

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) Distributor or the Funds will furnish to the Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (4) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Company or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and the Company.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to the Company's or its affiliate's compliance with the foregoing, the Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions; provided, however, the Distributor reserves the right to refuse, cancel or rescind a purchase Instruction pursuant to the terms of the then current prospectus. Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) The Company shall be solely responsible for the accuracy of each Instruction and the issuance of any Instruction will constitute the Company's representation and warranty to Distributor and the Fund that the Instruction is accurate, complete, and issued as duly authorized by the participant whose Fund shares are the subject of the Instructions.

                                       16
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(d)  The Company or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(e) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(f) With respect to (c) or (d) above, if Distributor does not send a confirmation of the Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(g) If on any day the Company or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or the Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(h) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. The Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

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